Exhibit 99.1

Media Contact:

Marci Maule

Director of Public Relations

mmaule@coinstar.com

425-943-8277

FOR IMMEDIATE RELEASE

COINSTAR, INC. APPOINTS MARIA D. STIPP CHIEF CUSTOMER OFFICER

Former Activision Executive to Lead Coinstar Sales Organization

BELLEVUE, Wash. – June 27, 2011 – Coinstar, Inc. (NASDAQ: CSTR), today announced the appointment of Maria D. Stipp as its chief customer officer. Stipp joins Coinstar with more than 20 years experience in sales and senior management roles in the video game industry and consumer packaged goods. Most recently, Stipp served as the executive vice president and general manager of the Owned Properties Global Business Unit at Activision.

“We are delighted that Maria has joined our senior leadership team and believe she will be a strong leader and an asset to the organization as we grow our automated retail businesses and deepen our relationships with retail customers,” said Paul Davis, chief executive officer of Coinstar, Inc. “Maria’s knowledge of our retail channels, combined with her financial acumen, proven track record and ability to develop teams, makes her an ideal choice for this position.”

During Stipp’s seven-year tenure at Activision, she held various sales and leadership positions of increasing scope and responsibility. As executive vice president and general manager, Stipp led a global unit team consisting of more than 140 people and was responsible for marketing, finance, sales, human resources and franchise development. Among numerous achievements in this role, Stipp launched Call of Duty®: Modern Warfare 2®, making the franchise the most successful video game in history. Prior to her promotion to general manager, she served as senior vice president where she was responsible for the U.S., Canada and Latin America sales teams. Prior to Activision, Stipp served as vice president of sales at Vivendi Universal Games, and earlier in her career led successful sales teams at Miller Brewing Company and managed key accounts at Kellogg Sales Company.

Stipp has assumed the responsibilities of chief customer officer at Coinstar, Inc. reporting to Coinstar Chief Executive Officer Paul Davis. She will be located in Coinstar’s Oakbrook Terrace, Ill., offices. Tim Hale, interim chief customer officer, will continue in a sales management role at Coinstar.

Stipp holds a bachelor’s degree in business administration and communication studies from the University of Iowa.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known redbox® self-service DVD rental and Coinstar® self-service coin-counting brands. The company has approximately 31,800 DVD kiosks and 18,800 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstarinc.com.

# # #